Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 326-4213

ANALOGIC CORPORATION ANNOUNCES REVENUES AND
EARNINGS FOR ITS FIRST QUARTER

PEABODY, MA (December 8, 2005) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today revenues and earnings for its first quarter ended October 31, 2005.

Revenues from continuing operations for the first quarter ended October 31, 2005, were $86,410,000 compared with the prior year’s first quarter revenues of $75,130,000, an increase of $11,280,000, or 15%. Net income from continuing operations for the first quarter was $1,063,000, or $0.08 per diluted share. This compares with $1,478,000, or $0.11 per diluted share, from continuing operations for the prior year’s first quarter. These financial results from continuing operations include $954,000 and $481,000 of pre-tax, share-based compensation expenses for the first quarter and the prior year’s quarter, respectively. The current year’s first quarter also includes pre-tax restructuring and asset impairment charges of $1,988,000 associated with the Company’s SKY Computers subsidiary.

Net income attributable to discontinued operations and the cumulative effect of a change in accounting principle for the first quarter ended October 31, 2005, was $279,000, or $0.02 per diluted share. This compares to a net loss of $1,313,000 or $0.10 per diluted share for the prior year’s first quarter.

Net income for the first quarter ended October 31, 2005, was $1,342,000, or $0.10 per diluted share, compared to $165,000 or $0.01 per diluted share, for the prior year’s first quarter.

The growth in revenue from continuing operations was due in large part to a continuing increase in demand for the Company’s security and medical systems and subsystems. Security technology sales increased by $9,714,000, or 96%, over the prior year’s first quarter. Medical technology sales were up $1,643,000, or 3%, over the prior year’s first quarter, reflecting uneven results for different segments. Sales of Computed Tomography (CT) systems, CT Data Acquisition Systems (DASs), and Digital Radiography (DR) Flat-Panel Detectors (FPDs) improved strongly. This growth was offset in part by decreased sales of DR and clinical ultrasound systems and decreased engineering revenues.

The Company did not realize the full operating income benefit of this quarter’s revenue increase due to reduced margins related to customer-funded engineering projects, increased sales and marketing expenses due in part to the costs associated with our ANEXA subsidiary, and restructuring costs related to SKY Computers.

Research and product development costs were up $1,353,000, or 11.6%, from the prior year’s first quarter, due primarily to increased personnel costs as the Company enhanced programs focusing on the development of new complete CT systems, an extended family of multi-slice CT DASs, and new security systems. Engineering revenues were down $1,428,000, or 27%, due primarily to the near completion of a government-supported security engineering development program.

The Company restructured its SKY Computers subsidiary, a supplier of embedded multi-computing systems, during the quarter. The market for high-speed multiprocessing has increasingly lost ground due to the expanding capabilities of personal computers. SKY will continue to meet its manufacturing and service commitments to its customers, but its product development and marketing efforts have been concluded.

During the quarter, Analogic received a grant under the TSA’s CAMBRIA program to develop a next-generation checkpoint screening system that establishes very aggressive standards for advanced checkpoint security systems. The Company’s innovative COBRA™ system, a compact, CT-based, automatic threat detection system to examine carry-on baggage for aircraft as well as carry-in items for public buildings, will be its platform for CAMBRIA. We are also planning to install COBRA units in several challenging application environments in the U.S. and abroad to demonstrate the system’s advanced security imaging capabilities.

The Company is working to broaden the basis for medical growth. Development continues on a number of major new medical products, including the heart of a new multi-slice medical CT system for a major Original Equipment Manufacturer (OEM). At PhotoDetection Systems, work continues on a new Positron Emission Tomography (PET) system that employs innovative detector technology and can be combined with a CT for a new generation of hybrid PET/CTs. The first clinical images were taken subsequent to the close of the quarter. New generations of high-performance subsystems for multi-slice CT, MRI, and clinical ultrasound are also in development, as well as a unique ultrasound mammography system.

Subsequent to the end of the quarter, the Company sold all its stock in its Camtronics Medical Systems, Ltd., subsidiary, located in Hartland, Wisconsin, to Emageon Inc., of Birmingham, Alabama, for $40 million in cash. During the second quarter ending January 31, 2006, the Company expects to realize a gain from the sale of Camtronics. The Company, as a result of the sale, has classified the Camtronics business as a discontinued operation and has recast its financial statements accordingly to represent these operations as discontinued.

With respect to a change in accounting principle, effective August 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123®, “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services, including the requirement to recognize in the statement of operations the value of stock options and other stock-based compensation. The cumulative effect of the change in accounting principle relating to certain aspects of the adoption is reflected in the Company’s first quarter financial results. In addition to the cumulative effect, the Company recognized $954,000 and $481,000 of share-based compensation related to stock options and restricted stock awards in the quarter ended October 31, 2005 and 2004, respectively.

John Wood, President and CEO, noted, “The growth in our security business and in certain segments of our medical business is very encouraging. We believe that several additional medical segments are poised for growth in the coming year and will confirm that we are on the right course for long-term growth as “The World Resource for Health and Security Technology.”

CONFERENCE CALL

Analogic will conduct an investor conference call on Thursday, December 8, at 11:00 a.m. ET to discuss the results for the first quarter and recent developments. To participate in the conference call, dial 1-888-282-6043 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) Thursday, December 29, 2005.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Monday, December 12, 2005. To access the digital replay, dial 1-800-642-1687. The conference ID number is 2810857. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Embedded Multicomputing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of December 8, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 8, 2005.

Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended
	October 31,
	(Unaudited)
	2005	2004

Net Revenue:
Product	$79,721	$67,125
Engineering	3,812	5,240
Other	2,877	2,765

Total net revenue	86,410	75,130

Cost of sales:
Product	49,002	41,848
Engineering	5,733	4,062
Other	1,386	1,438

Total cost of sales	56,121	47,348

Gross margin	30,289	27,782

Operating expenses:
Research and product development	13,027	11,674
Selling and marketing	7,354	6,719
General and administrative	8,664	9,215
Restructuring and asset impairment charges	1,025	—

Total operating expenses	30,070	27,608

Income from operations	219	174

Other (income) expense:
Interest income	-2,033	-864
Interest expense	—	2
Equity gain in unconsolidated affiliates	570	-127
Other	157	-608

	-1,306	-1,597

Income from continuing operation before income taxes and cumulative effect of change in accounting principle	1,525	1,771
Provision for income taxes	462	293

Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,063	1,478
Income (loss) from discontinued operations (net of income taxes of $126 in 2005, and $274 in 2004)	159	-1,313
Cumulative effect of change in accounting principle (net of income tax of $61)	120	—

Net income	$1,342	$165
Basic earnings (loss) per share:
Income from continuing operations	$0.08	$0.11
Income (loss) from discontinued operations, net of tax	0.01	-0.10
Cumulative effect of change in accounting principle, net of tax	0.01	—

	$0.10	$0.01

Diluted earnings (loss) per share:
Income from continuing operations	$0.08	$0.11
Income (loss) from discontinued operations, net of tax	0.01	-0.10
Cumulative effect of change in accounting principle, net of tax	0.01	—

	$0.10	$0.01

Dividends declared per share	$0.08	$0.08
Shares outstanding:
Basic	13,631	13,521
Diluted	13,734	13,546

Condensed Consolidated Balance Sheets (in thousands) (Unaudited)

	October 31,	July 31,
	2005	2005
Assets:
Cash, cash equivalents and marketable securities	$218,110	$220,454
Accounts and notes receivable, net	45,849	50,978
Inventories	68,509	63,604
Other current assets	20,777	19,686
Current assets of discontinued operations	41,364	41,939

Total current assets	394,609	396,661
Property, plant and equipment, net	79,191	79,442
Other assets	20,214	20,602

Total Assets	$494,014	$496,705

Liabilities and Stockholders’ Equity:
Accounts payable	$26,596	$20,833
Accrued liabilities	18,352	19,620
Advance payments and deferred revenue	8,777	14,387
Accrued income taxes	8,313	11,167
Current liabilities of discontinued operations	29,795	30,627

Total current liabilities	91,833	96,634
Deferred income taxes	1,366	914
Stockholders’ Equity	400,815	399,157

Total Liabilities and Stockholders’ Equity	$494,014	$496,705